Exhibit 10.5

This is an English Translation

AGREEMENT REGARDING THE EXTENDED LOAN OF BEIJING CHINA AUTO RENTAL CO., LTD.

This Loan Extension Agreement (this “Agreement”) is entered into by and between the following parties on February 24, 2012 in Beijing.

Party A:	Beijing China Auto Rental Co., Ltd. (the “Borrower”)
Address:	F2, Lead International Building, 2A Zhonghuan South Street, Wangjing, Chaoyang District, Beijing
Legal Representative:	Charles Zhengyao Lu

Party B:	Legend Holdings Limited
Address:	10/F, Tower A, Raycom Info Tech Park, No. 2 Ke Xue Yuan Nan Lu, Zhongguancun, Haidian District, Beijing
Legal Representative:	Chuanzhi Liu

Party A and Party B collectively referred to as the “Parties”, and individually referred to as “Party A” or “Party B” or a “Party”.

WHEREAS:

1.               Party A and Party B entered into the Loan Contract on December 1, 2010 (the “Original Loan Contract”), under which Party B provided a loan of RMB SIXTY MILLION (￥60,000,000) (the “Loan”) to Party A for the purpose of purchasing automobiles for operation;

2.               According to the Original Loan Contract, the Loan has become mature on December 31, 2011;

3.               In order to meet Party A’s business development needs, Party A has requested Party B to extend the term of the Loan, and Party B has agreed to such extension with a view to supporting Party A’s business expansion.

Party A and Party B hereby reach the following agreement on loan extension through consultation:

1.              Extended Amount

Party A and Party B agree to extend the term of the Loan with an extended amount to be the entire principal of the Loan, i.e., RMB SIXTY MILLION (￥60,000,000).

2.              Term of Extension

The term of extension shall start from January 1, 2012 until December 31, 2012.

Upon the expiration of extension, Party A shall take the initiative to timely repay the Loan principal and the corresponding interests. Unless the Parties have otherwise agreed in writing, if Party A still fails to make the repayment upon expiration, Party A shall be deemed to constitute breach of contract, in which case Party B shall be entitled to act as prescribed by Article Six of the Original Loan Contract against such default.

3.              Interest Rate and Calculation under Extension

The interest rate during the extension period and the calculation thereof shall be subject to Article Two of the Original Loan Contract. If any change of the PRC laws and regulations has resulted in the unenforceability of the relevant provisions under the Original Loan Contract, the Parties shall otherwise reach an agreement through consultation, and try to stay consistent with the outcome specified in Article Two of the Original Contract as much as possible.

4.              Exemption for Overdue Period

Party B agrees to exempt Party A’s default liabilities during the period from January 1, 2012 to the effectiveness date of this Agreement (the “Overdue Period”), and agrees to waive its right to charge liquidated damages from Party A for such Overdue Period at the annual interest rate of 30% under the Original Loan Contract.

5.              Effect

This Agreement shall be a supplemental agreement to the Original Loan Contract and constitute an integral part of the Original Loan Contract. If there are any discrepancies between the Original Loan Contract and this Agreement, this Agreement shall prevail.

Unless otherwise provided by this Agreement, the terms of the Original Loan Agreement shall remain effective.

6.              Miscellaneous

This Agreement shall take effect after being sealed by both Parties.

This Agreement shall have two original copies, among which, Party A and Party B shall each hold one copy. Each copy shall have the same legal effect.

Party A: Beijing China Auto Rental Co., Ltd.	Party B: Legend Holdings Limited

[Company’s Seal Affixed]	[Company’s Seal Affixed]

Legal Representative or Authorized Representative:	Legal Representative or Authorized Representative:

/s/ Charles Zhengyao Lu	/s/ Chuanzhi Liu